EXHIBIT 10.1

February 17, 2005

Peter L. Lynch

Chief Executive Officer

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Re: Retention Bonus

Dear Peter:

I am pleased to have this opportunity to thank you for your efforts so far on behalf of Winn-Dixie Stores, Inc. (the “Company”). The purpose of this letter agreement is to set forth the terms and conditions under which the Company will make a payment to you that is designed to further ensure your continued service to the Company at least through December 31, 2005.

Subject to the terms and conditions described below, on or as soon as practicable (but in any event within five days) after the date you countersign and return this letter agreement, the Company will pay to you $1,500,000, net of any taxes that must be withheld pursuant to applicable law (the “Retention Bonus”). The Retention Bonus is not subject to forfeiture, with one exception: if your employment with the Company is terminated on or before December 31, 2005 either by the Company with “Cause” or by you without “Good Reason” and other than for “Disability” (in each case, within the meaning of our Employment Agreement dated December 9, 2004, as it may be amended (the “Employment Agreement”)), you must repay the Retention Bonus to the Company, without interest, as soon as practicable (but in any event within five days) after the date of such termination of employment. Any such repayment obligation shall lapse upon a “Change in Control of the Company” (within the meaning of the Employment Agreement).

Given the unique nature of the Retention Bonus, except as otherwise required by law, the Retention Bonus will not be taken into account in determining benefits under any Company benefit plan, program, or agreement in which you participate or are covered. Of course, notwithstanding the preceding sentence, the Retention Bonus shall not be to any extent in lieu of payments or benefits to which you are or may become entitled pursuant to the Employment Agreement, and neither the payment of the Retention Bonus nor the terms of this letter agreement should be construed to give you any right to be retained in the employment of the Company beyond those expressly set forth in the Employment Agreement. This letter agreement shall be binding upon our respective heirs, executors, administrators and successors, but our respective rights and obligations hereunder shall not otherwise be transferable or assignable.

If you agree that this letter agreement sets forth our mutual understanding with regard to the subject matter hereof, please sign two copies of this letter agreement where indicated below and return one executed copy to me. Of course, if you have any questions regarding the matters covered by this letter agreement, please contact me directly to discuss them.

Peter, I want to thank you again personally for all of your efforts on behalf of the Company. It has been a pleasure working with you so far, and I look forward to a long relationship.

WINN-DIXIE STORES, INC.

By:	/s/ H. Jay Skelton
H. Jay Skelton, Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

/s/ Peter L. Lynch
Peter L. Lynch